EXHIBIT 99.1



                                                         F.N.B. CORPORATION
                                                         (Nasdaq: FBAN)
www.fnbcorporation.com                                   NAPLES, FL 34102


FOR IMMEDIATE RELEASE

DATE:             March 4, 2003
CONTACT:          Clay W. Cone
                  Vice President
                  Corporate Communications
                  239-436-1676

             F.N.B. CORPORATION ANNOUNCES PREFERRED STOCK REDEMPTION

NAPLES, FL, March 4 - F.N.B. Corporation (Nasdaq: FBAN), a diversified financial services company, today announced plans to redeem its Preferred Series A and Preferred Series B shares of stock. The shares will be converted into F.N.B. Corporation common stock. The redemption is scheduled to occur by the end of the second quarter of 2003.

The Preferred Series A consists of 19,174 shares held by 67 entities or individuals. The shares were issued in 1985 for the acquisition of bank branches in Beaver and Allegheny County, Pennsylvania. These shares pay a quarterly cash dividend of $0.42 per share and are convertible into F.N.B. Corporation common shares at a market rate of $25 per share.

The Preferred Series B consists of 98,851 shares held by 42 entities or individuals. The shares were issued in 1992 for the acquisition of branches in Erie County, Pennsylvania. These shares are listed and traded on The Nasdaq Small Cap Market and pay a quarterly cash dividend of $0.46875 per share. The Preferred Series B shares are convertible at a rate of 2.7409 shares of common stock for each outstanding share of preferred stock.

"The conversion of these preferred shares into common shares has three main benefits," said Gary L. Tice, President and Chief Executive Officer of F.N.B. Corporation. "It will simplify the equity and share ownership of our company; reduce the listing costs of our common shares on Nasdaq; and have a slightly favorable effect on earnings per share."


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F.N.B. Corporation will repurchase 288,000 common shares in the open market, which is equivalent to the number of shares to be issued in the conversion of the preferred shares.

F.N.B. Corporation is a diversified financial services company headquartered in Naples, Florida. The company currently has $7.1 billion in total assets. F.N.B. owns and operates community banks, insurance agencies, a consumer finance company and First National Trust Company with offices located in Florida, Pennsylvania, Ohio and Tennessee. The company's stock is traded on The Nasdaq Stock Market under the symbol "FBAN."

On February 3, 2003, F.N.B. Corporation announced the acquisition of Charter Banking Corp., the holding company for Southern Exchange Bank based in Tampa, Florida. The transaction, subject to normal regulatory approvals, is expected close at the end of March 2003. Once the acquisition is completed, F.N.B. Corporation will have approximately $7.8 billion in total assets and 191 banking offices in Florida, Pennsylvania and Ohio.

F.N.B. has been honored as a Dividend Achiever by Mergent Inc., a leading provider of business and financial information on publicly traded companies. This annual recognition is based on the corporation's consistently outstanding record of increased dividend performance. The company has increased dividend payments for 30 consecutive years.

F.N.B. also has been recognized in the 2003 edition of America's Finest Companies by the Staton Institute Inc. The annual investment directory identifies U.S.-based companies with at least 10 consecutive years of higher dividends or earnings per share. Fewer than 2% of the nation's 19,000 publicly traded companies qualified for listing in the directory.

Copies of this news release are available over the Internet at www.fnbcorporation.com or by contacting F.N.B.'s Corporate Affairs Department at 1-800-262-7600, extension 1676.

                                    # # # # #

Except for the historical and present factual information contained herein, the matters set forth in this release, including statements as to the expected date of the closing of the acquisition of Charter Banking Corp. by F.N.B., financial and operating results, benefits and synergies of the merger, future opportunities and any other effect, result or aspect of the transaction, and other statements identified by words such as "believes," "expects,"
"projects," "plans," "anticipates," and similar expressions, are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties including, but not limited to, costs, delays, and any other difficulties related to the merger, failure of the parties to satisfy closing conditions, risks and effects of legal and administrative proceedings and governmental regulations, future financial and operating results, competition, general economic conditions, ability to manage and continue growth, and other risk industry factors as detailed from time to time in F.N.B.' s reports filed with the SEC. F.N.B. disclaims any responsibility to update these forward-looking statements.